Exhibit 16.1

Letter of ASA & Associates, Chartered Accountants

Date June 28, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 of India Globalization Capital, Inc.’s Form 8-K dated and have the following comments:

1. We agree with the statements in paragraphs one, two and three.
2. We have no basis on which to agree or disagree with the statements made in paragraphs four, five, and six.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

ASA & Associates